Exhibit 99.1

LETTER OF INTENT

TO ACQUIRE ALL OUTSTANDING SHARES OF

PDS GAMING CORPORATION FOR $2.75 PER SHARE

LAS VEGAS, NV – February 24, 2003 – PDS Gaming Corporation (NasdaqSC: PDSG) today announced that the Company has entered into a letter of intent with respect to a proposal submitted by a management group consisting of Johan P. Finley, Lona M.B. Finley and Peter D. Cleary to acquire all of the approximately 69% of the outstanding shares of common stock of the Company not already owned by the management group for $1.25 per share in cash, and an additional $1.50 per share in deferred cash payment rights.  The aggregate cash consideration of $2.75 per share represents a 202% premium over the closing price of the Company’s common stock on Friday, February 21, 2003 of $.91 per share.

The proposal is subject to, among other things, the execution of a definitive agreement, approval by a committee of the Company’s independent directors and by a majority of the Company’s shares not owned by the management group, the procuring of all necessary consents of the Company’s commercial lenders and the trustees under the indentures covering the Company’s outstanding debt securities (the “Indentures”), the securing of required approvals from all gaming regulatory agencies, the obtaining of the necessary financing, and the receipt by the Company of a favorable fairness opinion from an investment bank.  The management group intends, pursuant to the terms of the Indentures, to maintain the Company’s status as a public reporting company under the Securities Exchange Act of 1934 until July 1, 2004.  The management group further intends to keep the Company’s operations intact and maintain its headquarters at its present location.

The management group has engaged Wedbush Morgan Securities to advise it on the transaction.  The Company has retained The Seidler Companies Incorporated to act as its financial advisor.

Johan P. Finley, Chairman of the Board and Chief Executive Officer, and Lona M.B. Finley, Executive V.P. and Director, are the largest shareholders of PDS Gaming Corporation, owning in aggregate approximately 31% of the total number of outstanding shares.

For additional information, please contact:

Johan P. Finley

Chairman of the Board and CEO

PDS Gaming Corporation

6171 McLeod Drive

Las Vegas, NV  89120

(702) 736-0700

A PROXY SOLICITATION WITH RESPECT TO, OR TENDER OFFER FOR, THE OUTSTANDING SHARES OF PDS GAMING CORPORATION COMMON STOCK HAS NOT YET COMMENCED.  IF A PROXY SOLICITATION OR TENDER OFFER COMMENCES, EACH HOLDER OF COMMON STOCK OF PDS GAMING CORPORATION SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER.  ONCE A FILING IS MADE, HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT ITS WEB SITE AT HTTP://WWW.SEC.GOV.  HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING JOHAN P. FINLEY AT THE COMPANY WHEN THE DOCUMENTS BECOME AVAILABLE.

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